Harvest Management, L.L.C.
                               600 Madison Avenue
                            New York, New York 10022




                                                              May 5, 2006




VIA FACSIMILE AND FEDERAL EXPRESS

Nabi Biopharmaceuticals
5800 Park of Commerce Boulevard, N.W.
Boca Raton, Florida  33487
Attn:    Thomas H. McLain
         Chairman

Gentlemen:

         As you know, we own approximately 9.4% of the outstanding shares of Nabi Biopharmaceuticals (the "Company"), making us one of your largest shareholders.

       We have previously disclosed that we disagree with management's determination to pursue its current plan for the next two years rather than considering all other avenues to maximize value in the near term. We believe that shareholders, including ourselves, should not be barred from raising matters for consideration at this year's annual meeting of shareholders (the "Annual Meeting"), currently scheduled for May 12, 2006, in order to act on that disagreement. Yesterday, the U.S. Health and Human Services Department announced plans to aggressively promote expanding our nation's cell-based manufacturing facilities for producing vaccines. This major initiative only further corroborates our belief in the significant strategic value of the Company's current assets, especially its new cell-culture facility which you expect to be validated later this year. Accordingly, as we indicated in our Schedule 13D filed on May 2, 2006, we will not attend or vote our shares at this currently scheduled Annual Meeting and have encouraged certain of your other shareholders to do likewise. Consequently, we are requesting a legal proxy from our broker since that is currently the only way to guarantee that our shares will not count towards the quorum requirement of a majority of the total shares outstanding.

       Again, our ultimate purpose in doing this is to have the Annual Meeting rescheduled so that the Company must allow new shareholder proposals on its strategic direction. We are thus seeking to prevent you from reaching a quorum for the currently scheduled Annual Meeting. As you know, if shareholders representing a majority of your total shares outstanding are not present, in person or by proxy, at the Annual Meeting, according to your own By-Laws, you will not reach a quorum and thus will not be able to conduct any business at the meeting. If this


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indeed occurs and you are forced to reschedule your Annual Meeting to a later date, shareholders may be able to propose various items to be included for consideration, including nominating new directors.

       Unfortunately, your current proxy statement fails to disclose the procedure that a stockholder must follow in order to not be counted as present at the Annual Meeting so that a quorum can be prevented. As you must be aware, most of your shareholders no doubt hold their shares in street name. If these shareholders decline to return their proxy cards or choose to not attend the currently scheduled Annual Meeting to similarly send a message to the Company of their disagreement with management's current plans, their brokers are nonetheless likely to cause their shares to be counted as "present" at the Annual Meeting (as "broker non-votes") and in fact be voted in favor of management. Even if these shareholders instructed their broker to "withhold" their vote, the broker again is likely to cause such shares to be counted as present but voted as "abstained," thus again betraying a shareholder's true intent. Your current proxy statement fails to disclose that to assure that shares held in street name will be not deemed present at the Annual Meeting, the beneficial shareholder must obtain a legal proxy from its broker as we have done. All shareholders should be made aware that obtaining a legal proxy and not voting it is the only way to guarantee that their shares will not be counted towards a quorum.

       In order to permit your shareholders to express their true voting (or non-voting) intention, we believe that you should promptly amend your proxy statement to disclose to your shareholders the proper mechanics by which they can assure that their shares will be deemed "not present" at the currently scheduled Annual Meeting for quorum purposes. We also believe that, in these circumstances, broker non-votes should not be considered as present for quorum purposes. Given your seeming disregard for shareholder views, we have little doubt that you will refuse to take either of these steps. If we are correct in this presumption, then at a minimum, we ask that you reveal the level of broker non-votes when you disclose the voting results from the Annual Meeting. Your failure to do so will overstate support for management, only serving to further distort your shareholders' wishes.

                                   Very truly yours,

                                   Harvest Management, L.L.C.



                                   By:/s/ Majorie Gochberg Kellner
                                      --------------------------------------
                                      Name:  Majorie Gochberg Kellner
                                      Title: Principal


cc:      David L. Castaldi, Director
         Geoffrey F. Cox, Ph.D., Director
         Peter B. Davis, Director


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         Richard A. Harvey, Jr., Director
         Leslie Hudson, Ph.D., Director
         Linda Jenckes, Director
         Thomas H. McLain, Director
         Stephen G. Sudovar, Director